For Release 1:05 PM PDT
May 4, 2005

Western Wireless Corporation
3650 131st Ave. SE
Bellevue, WA 98006
(425) 586-8700

Western Wireless Announces First Quarter 2005 Financial Results

     BELLEVUE, WA (May 4, 2005) – Western Wireless Corporation (NASDAQ: WWCA), a leading provider of wireless communications services to rural America, announced today its operating results for the quarter ended March 31, 2005.

     Western Wireless reported consolidated total revenues of $520 million for the first quarter of 2005, an increase of 17% over the first quarter of 2004. Consolidated net income for the quarter was $5 million, or $0.05 per diluted share. This compares to net income of $36 million, or $0.37 per diluted share, for the first quarter of 2004. First quarter 2005 net income includes approximately $10 million in expenses related to the pending merger with ALLTEL and a non-cash charge of $24 million for the partial impairment of Western Wireless International’s (“WWI”) investment in its Slovenian business, Vega. Western Wireless International is pursuing regulatory relief from what it believes are on-going anti-competitive practices by the Slovenian state-owned telephone company. Consolidated Adjusted EBITDA grew to $173 million for the quarter, a 21% increase from the same quarter of 2004 (see attached schedule of Adjustments to Reconcile Net Income (Loss) to Adjusted EBITDA).

     “Western Wireless achieved outstanding growth and outstanding financial performance in the first quarter,” said John W. Stanton, chairman and chief executive officer of Western Wireless Corporation. “In our domestic business, focused customer retention efforts allowed us to report the best net customer additions in our history, and our multiple-digital technology roaming strategy continues to be enormously successful as roaming usage was up 27% during the first quarter.”

     Stanton continued, “Western Wireless International continues to perform well and reported its highest quarterly Adjusted EBITDA in its history.” Stanton concluded, “We have a great global business and our merger with ALLTEL is on track to close this summer.”

     First Quarter 2005 Highlights

•	Domestic net subscriber additions for the quarter were 58,600, an increase of over 150% compared to the same period last year. Domestic average monthly postpaid churn was 1.5% for the quarter, the lowest churn rate ever reported by Western Wireless.

•	Domestic Adjusted EBITDA for the quarter was $98 million. Domestic Adjusted EBITDA includes approximately $10 million in expenses related to the pending merger with ALLTEL.

•	Western Wireless International Adjusted EBITDA was $75 million for the quarter, nearly doubling first quarter 2004 Adjusted EBITDA of $38 million.

•	Net customer additions for Western Wireless International for the first quarter of 2005 were 100,300.

•	On January 10, 2005, Western Wireless announced that it had entered into an agreement to merge with ALLTEL, pursuant to which Western Wireless will be acquired by ALLTEL. The merger is subject to, among other things, approval of Western Wireless shareholders, regulatory approvals and certain other conditions. The merger is expected to close this summer.

     Domestic Results

     Domestic results are highlighted by the highest level of quarterly subscriber growth in the history of the company, continued growth in subscriber revenue, and growth in roamer revenues that demonstrates the value of Western Wireless’ multiple-digital technology strategy. Subscriber revenues increased to $199 million for the quarter, an increase of 7% over the first quarter of 2004. Average monthly subscriber revenue for the quarter was $46.56, down 3% from the first quarter of 2004. Roamer revenues for the first quarter were $51 million, up 6% compared to the same period last year and up slightly from the fourth quarter of 2004. This represents the first time since 1999 that roamer revenue has not declined from fourth quarter to first quarter. Roamer minutes of use on Western Wireless’ network continue to grow and were up 27% over the first quarter of 2004. GSM roaming continues its rapid growth and now represents 38% of total roamer minutes of use.

     Net customer additions increased in the first quarter of 2005 to 58,600, the highest quarterly net additions in the history of Western Wireless. As a result of successful retention efforts and improved network quality, average monthly postpaid churn for the quarter was 1.5%, down from 2.0% in the fourth quarter of 2004 and 1.9% in the first quarter of 2004. Total customers at the end of the quarter were 1,454,000.

     Domestic Adjusted EBITDA for the first quarter of 2005 was $98 million, a decline of $7 million from the first quarter of 2004. Adjusted EBITDA for the first quarter of 2005 includes approximately $10 million in expenses related to the pending merger with ALLTEL.

     The average monthly cost of serving a subscriber (cost of service plus general and administrative expenses) was $24.88 per subscriber for the first quarter of 2005, an increase from $23.04 in the first quarter of 2004 but a decrease from $25.71 in the fourth quarter of 2004. The average monthly cost of serving a subscriber in the first quarter of 2005 includes $2.24 per subscriber in merger related expenses. Cost per gross subscriber addition (or CPGA, determined by dividing the sum of sales and marketing costs and cost of equipment sales, reduced by equipment sales, by the number of gross subscriber additions for the quarter) was $353 for the quarter, a 16% reduction from the first quarter of 2004. Western Wireless includes in its subscriber acquisition costs digital handset subsidies incurred in retaining existing subscribers. Retention costs for the quarter included in CPGA were $40.

     Capital expenditures were $74 million for the quarter. Western Wireless continued to add additional CDMA and GSM/GPRS coverage during the quarter. At the end of the quarter, nearly 80% of the population in Western Wireless’ service area had access to CDMA services. In addition, Western Wireless has completed its GSM/GPRS overlay on nearly 700 sites. Over 93% of Western Wireless’ network minutes are digital.

     International Results

     Total revenues for Western Wireless International’s six consolidated businesses were $255 million for the quarter, an increase of 29% compared to the same period last year. Included in this amount are total revenues from tele.ring, WWI’s Austrian subsidiary, of $165 million, up from $144 million for the first quarter of 2004.

     Adjusted EBITDA for the consolidated international operations was $75 million for the quarter, compared to Adjusted EBITDA of $38 million for the first quarter of 2004. Adjusted EBITDA for tele.ring was $58 million for the first quarter of 2005, an increase of 67% over Adjusted EBITDA of $35 million in the first quarter of 2004.

     Net postpaid and prepaid customer additions for the consolidated international businesses totaled 100,300 for the first quarter of 2005. Total customers at March 31, 2005 for the six consolidated businesses were 1,884,200. During the first quarter tele.ring added 13,100 mobile customers. At the end of the quarter tele.ring had 917,400 mobile customers, of which 77% were postpaid subscribers. WWI’s Irish business, Meteor Mobile, added 37,000 customers during the quarter and ended the quarter with 376,600 customers. Virtually all of Meteor’s customers are prepaid. WWI also had 121,300 fixed line customers, primarily in its tele.ring operations in Austria.

     Conference Call

     On May 4, 2005 at 2:00 p.m. PDT, Western Wireless will host a conference call to discuss first quarter 2005 financial results. The dial-up number for the call is 888/790-1965. The access code is the phrase “Western Wireless”. A separate dial-up replay number will be available beginning at 4:00 p.m. PDT on May 4, 2005 until midnight PDT on Wednesday, May 18, 2005. The replay number is 800/568-6276 and the access code is 5703. Investors can also access the live conference call and the conference call replay, as well as view this press release, through the investor relations link on the Western Wireless website at www.wwireless.com.

     About Western Wireless Corporation

     Western Wireless Corporation, headquartered in Bellevue, Washington, serves over 1.4 million subscribers in 19 western states under the Cellular One® and Western Wireless® brand names. Western Wireless, through its subsidiary, Western Wireless International Corporation, currently serves over 1.8 million customers in six international markets, and own a minority interest in a seventh market.

     This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements regarding the Company’s plans, intentions and expectations. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made. Such statements are inherently subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These factors include general economic and business conditions nationally, internationally and in the regions and countries in which we operate; demographic changes; technology changes; increased competition; changes in business strategy or development plans; whether the pending merger with ALLTEL will be completed and the effects on the Company in the event it is not completed; our high leverage and our ability to access capital markets; our ability to attract and retain qualified personnel; existing governmental regulations and changes in, or the failure to comply with, governmental regulations; our ability and the cost of acquiring additional spectrum licenses; and product liability and other claims asserted against us. A more extensive discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s public offering prospectuses and its reports filed with the Securities and Exchange Commission. Given these factors, investors and analysts should not place undue reliance on forward-looking statements.

For further information contact:
Investment Community:	Media:
Steve Winslow	John Snyder
Western Wireless Corporation	Snyder Investor Relations
(800) 261-5960	(206) 262-0291
steve.winslow@wwireless.com	jsnyder@snyderir.com

Condensed Consolidating Statements of Operations
(Dollars in thousands, except per share data)

	Three months ended March 31, 2005			Three months ended March 31, 2004
	Domestic	International	Consolidated	Domestic	International	Consolidated
Revenues:
Subscriber revenues	$199,007	$220,794	$419,801	$186,676	$159,363	$346,039
Roamer revenues	50,783	15,123	65,906	48,037	15,644	63,681
Fixed line revenues		10,765	10,765		12,883	12,883
Equipment sales	15,122	4,116	19,238	14,212	6,319	20,531
Other revenues	455	4,062	4,517	501	2,859	3,360

Total revenues	265,367	254,860	520,227	249,426	197,068	446,494

Operating expenses:
Cost of service	47,519	96,173	143,692	42,987	77,056	120,043
Cost of equipment sales	25,609	15,250	40,859	22,789	24,875	47,664
General and administrative	58,805	30,202	89,007	47,000	23,710	70,710
Sales and marketing	35,795	37,762	73,557	31,892	33,407	65,299
Depreciation, amortization and accretion	44,360	28,050	72,410	39,596	19,698	59,294
Stock-based compensation, net		1,787	1,787		1,747	1,747
Impairment of long-lived assets		24,314	24,314

Total operating expenses	212,088	233,538	445,626	184,264	180,493	364,757

Other income (expense):
Interest and financing expense, net	(16,644)	(18,960)	(35,604)	(19,900)	(14,356)	(34,256)
Equity in net income (loss) of unconsolidated affiliates	(54)	1,500	1,446	(31)	1,267	1,236
Realized gain on marketable securities	742		742
Realized gain (loss) on interest rate hedges	2,817		2,817	169	(1,336)	(1,167)
Other, net	(218)	1,260	1,042	14	717	731

Total other expense	(13,357)	(16,200)	(29,557)	(19,748)	(13,708)	(33,456)

Minority interests in net income of consolidated subsidiaries		(3,866)	(3,866)		(2,477)	(2,477)

Income before provision for income taxes	39,922	1,256	41,178	45,414	390	45,804

Provision for income taxes	(13,994)	(21,859)	(35,853)	(6,051)	(3,537)	(9,588)

Net income (loss)	$25,928	$(20,603)	$5,325	$39,363	$(3,147)	$36,216

Basic income per share			$0.05			$0.39

Diluted income per share			$0.05			$0.37

Adjusted EBITDA (1)	$97,639	$75,473	$173,112	$104,758	$38,020	$142,778

(1)	See “Adjustments To Reconcile Net Income (Loss) To Adjusted EBITDA”

Adjustments to Reconcile Net Income (Loss) to Adjusted EBITDA
(dollars in thousands)

	Three months ended March 31, 2005
	Domestic	Austrian	All Other
	Operations	Operations	International	Consolidated
Net income (loss)	$25,928	$29,994	$(50,597)	$5,325
Depreciation, amortization and accretion	44,360	7,139	20,911	72,410
Asset dispositions
Stock-based compensation, net		1,075	712	1,787
Impairment of long-lived assets			24,314	24,314
Interest and financing expense, net	16,644	1,816	17,144	35,604
Equity in net (income) loss of unconsolidated affiliates, and other, net	272	31	(2,791)	(2,488)
(Gain) loss on sale of joint venture
Realized (gain) loss on marketable securities	(742)			(742)
Realized (gain) loss on interest rate hedges	(2,817)			(2,817)
Loss on extinquishment of debt
Minority interests in net (income) loss of consolidated subsidiaries			3,866	3,866
Discontinued operations
Provision for income taxes	13,994	18,383	3,476	35,853
Cumulative change in accounting principle

Adjusted EBITDA (1)	$97,639	$58,438	$17,035	$173,112

	Three months ended March 31, 2004
	Domestic	Austrian	All Other
	Operations	Operations	International	Consolidated
Net income (loss)	$39,363	$27,067	$(30,214)	$36,216
Depreciation, amortization and accretion	39,596	4,149	15,549	59,294
Asset dispositions
Stock-based compensation, net		147	1,600	1,747
Impairment of long-lived assets
Interest and financing expense, net	19,900	2,650	11,706	34,256
Equity in net (income) loss of unconsolidated affiliates, and other, net	17	1,039	(3,023)	(1,967)
(Gain) loss on sale of joint venture
Realized (gain) loss on marketable securities
Realized (gain) loss on interest rate hedges	(169)		1,336	1,167
Loss on extinquishment of debt
Minority interests in net (income) loss of consolidated subsidiaries			2,477	2,477
Discontinued operations
Provision for income taxes	6,051	1	3,536	9,588
Cumulative change in accounting principle

Adjusted EBITDA (1)	$104,758	$35,053	$2,967	$142,778

(1)	EBITDA is a non-GAAP financial measure generally defined as net income (loss) before interest, taxes, depreciation and amortization. We use the non-GAAP financial measure “Adjusted EBITDA” which further excludes the following items: (i) accretion; (ii) asset dispositions; (iii) stock-based compensation, net; (iv) impairment of long-lived assets; (v) equity in net (income) loss of unconsolidated affiliates, and other, net; (vi) (gain) loss on sale of joint venture; (vii) realized (gain) loss on marketable securities; (viii) realized (gain) loss on interest rate hedges; (ix) loss on extinguishment of debt; (x) minority interests in net (income) loss of consolidated subsidiaries; (xi) discontinued operations; and (xii) cumulative change in accounting principle. Each of these items is presented in our Condensed Consolidating Statements of Operations.

Other companies in the wireless industry may define Adjusted EBITDA in a different manner or present other varying financial measures and, accordingly, the Company’s presentation may not be comparable to other similarly titled measures of other companies. The Company’s calculation of Adjusted EBITDA is also not directly comparable to EBIT (earnings before interest and taxes) or EBITDA.

The Company views Adjusted EBITDA as an operating performance measure and as such, believes that the GAAP financial measure most directly comparable to Adjusted EBITDA is net income (loss). The Company has presented Adjusted EBITDA because this financial measure, in combination with other financial measures, is an integral part of the Company’s internal reporting system utilized by management to assess and evaluate the performance of its business. Adjusted EBITDA is also considered a significant performance measure. It is used by management as a measurement of the Company’s success in obtaining, retaining and servicing customers by reflecting the Company’s ability to generate subscriber revenue while providing a high level of customer service in a cost effective manner. The components of Adjusted EBITDA include the key revenue and expense items for which the Company’s operating managers are responsible and upon which the Company evaluates their performance.

Adjusted EBITDA is consistent with certain financial measures used in the Company’s domestic credit facility and the indenture for its senior notes. Such financial measures are key components of several negative covenants including, among others, the limitation on incurrence of indebtedness, the limitations on investments and acquisitions and the limitation on distributions and dividends.

Adjusted EBITDA should not be construed as an alternative to net income (loss), as determined in accordance with GAAP, as an alternative to cash flows from operating activities, as determined in accordance with GAAP, or as a measure of liquidity. The Company believes Adjusted EBITDA is useful to investors as a means to evaluate the Company’s operating performance prior to financing costs, deferred tax charges, non-cash depreciation and amortization expense, and certain other non-cash charges. Although Adjusted EBITDA may be defined differently by other companies in the wireless industry, the Company believes that Adjusted EBITDA provides some commonality of measurement in analyzing operating performance of companies in the wireless industry.

Selected Domestic Operating Statistics

	As of and for the
	Three months ended March 31,
	2005	2004

Licensed Population(1)	11,486,000	11,149,000

Ending Subscribers(2)	1,454,000	1,313,300

Average monthly subscriber revenue(3)	$46.56	$47.80

Average monthly service revenue(4)	$58.55	$60.23

Average monthly cost of serving a subscriber:
- per subscriber (5)	$24.88	$23.04
- per minute of use(6)	$0.039	$0.040

Cost per gross subscriber addition(7)	$353	$422

Postpaid Churn	1.5%	1.9%

Subscriber minutes of use/avg sub	563	506

Capital expenditures (000’s)	$74,442	$46,590

(1)	Population is estimated based upon 2004 Claritas, Inc. estimates and is adjusted by Western Wireless by applying Claritas’s positive and negative growth factors.

(2)	Mobile virtual network operators represented approximately 8% and 4% of ending subscribers as of March 31, 2005 and 2004, respectively. Prepaid subscribers represented 2% and 1% of ending subscribers as of the end of each period, respectively.

(3)	Average monthly subscriber revenue is determined by dividing subscriber revenue for the period by average subscribers for the period (the sum of beginning subscribers and ending subscribers, divided by two), and dividing that result by the number of months in the period.

(4)	Average monthly service revenue is determined by dividing service revenues for the period by average subscribers for the period and dividing that result by the number of months in the period. Service revenues include subscriber, roamer and other revenues.

(5)	Average monthly cost of serving a subscriber (per subscriber) is determined by dividing total service costs (cost of service plus general and administrative expense) by average subscribers for the period, and dividing that result by the number of months in the period.

(6)	Average monthly cost of serving a subscriber (per minute of use) is determined by dividing total service costs (cost of service plus general and administrative expense) by total minutes of use for the period.

(7)	Cost per gross subscriber addition is determined by dividing the sum of sales and marketing costs and cost of equipment sales, reduced by equipment sales, by the number of gross subscriber additions for the period.